Contains confidential Information not for disclosure.

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
BETWEEN
DAIS ANALYTIC CORPORATION
AND
PATRICIA K. TANGREDI

This Agreement is between Dais Analytic Corporation (hereinafter referred to as “Company”), a New York corporation, having its principal place of business at 11552 Prosperous Drive, Odessa, Florida 33556 and Patricia K. Tangredi, Trinity, Florida 34655 (hereinafter referred to as “Employee”).

WITNESSETH:

    WHEREAS, Employee entered into an employment agreement with Company dated January 1, 2001 (the “2001 Agreement”); and

    WHEREAS, the 2001 Agreement was amended on January 10, 2001 and on November 5, 2003 (“Amendments”); and

    WHEREAS, Company and Employee desire to amend and restate the 2001 Agreement to incorporate the provisions of the 2001 Agreement and  its Amendments in one agreement and to reflect such other changes to the agreement as hereinafter provided; and

    WHEREAS, the Employee and Company wish to continue Employee’s employment with the Company on the terms and conditions set forth herein.

    NOW THEREFORE, in consideration of the premises and mutual promises and agreements hereinafter set forth, it is agreed as follows:

ARTICLE I

1.1	Employment. The Company hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

1.2
Term. Subject to the provisions for termination and extension as hereinafter provided, the term (the "Term," which shall include any extension of the term of this Agreement as provided in Section 2(b) below) of this Agreement shall commence on January 1, 2001  (the "Commencement Date") and shall continue until the fourth anniversary thereof.

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1.3	Extension of Term. The Term shall automatically be extended on the fourth anniversary of the Commencement Date for one (1) year, and on each subsequent anniversary of the Commencement Date for an additional one (1) year, unless in any such case either Employee or Company delivers, at least sixty (60) days before such anniversary of the Commencement Date, written notice to the other party of her or its intent not to renew or extend the Term.

ARTICLE II

2.1	Position. During the Term of this Agreement the Employee is engaged as a General Council and, subject to the direction of the Board of Directors and the Company’s officers designated by the Board of Directors, shall perform and discharge well and faithfully the duties which may be assigned her from time to time by Company in connection with the conduct of its business. This position reports to the President of the Company.

2.2	Place of Employment. Employee shall be employed at the Company location in Odessa, Florida, subject to travel on Company business.

2.3
Commitment. The Employee’s presence and involvement with the daily and strategic issues of the Company is required. The Employee acknowledges this fact, and agrees to be available for the needs of the Company in a manner consistent with her responsibilities as a member of management.

ARTICLE III

3.1	Compensation and Benefits. Subject to the terms and conditions set forth below, Employee will receive the following compensation for her services during the Term of employment:

(a)
Salary. Employee shall receive a salary of $115,000 per annum payable in thirteen (13) equal installments with one installment paid every four weeks.  After the completion of a successful Initial Public Offering, Employee’s salary shall be increased to $130,000 per annum. Any increase of salary beyond that specifically enumerated in this section shall be the sole prerogative of the Company and shall be effective with the commencement of the first pay period following the date of Company’s written notification to Employee of the increase.

(b)	Patent Award. Employee shall be eligible for a one-time payment of $5,000 for each United States patent (“Patent”) of which Employee is the inventor of the intellectual property described in the Patent. The aforementioned payment shall be due and payable only if the Patent is issued by the United States Patent Office the Patent has been assigned to Company by all its inventors, and the Intellectual Property, which is the subject of the Patent, is employed by the Company in its product line (“Patent Conditions”). The determination as to whether the Employee is an inventor shall be made in accordance with the United States Patent Office rules pertaining to the definition of inventorship. Any payment due hereunder shall be made in the quarter following the date all Patent Conditions have been met.

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3.2	Benefits. Employee shall receive the following benefits duing the Term of the Agreement:

(a) Vacation. The Employee is entitled to four (4) weeks of paid vacation in 2001.  Each year of the Term thereafter, Employee shall be entitled to four (4) weeks of vacation per calendar year and will be eligible for additional vacation time in accordance with the Company vacation plan. In addition, Employee is entitled to up to five (5) paid sick days per year. The number of sick days and vacation days accrued and available for use by Employee in a given year is calculated pro-rata upon the number of days worked that year. Employee may opt to carry accrued and unused sick or vacation days accumulated in a given year to the following year of the Term provided that no more than a total of five (5) such days, regardless of the type of day or when it was accrued, may be carried to any such year without the written permission of Company.  For the purpose of this section a week shall be defined as 5 business days.

(b) Medical Benefits. Employee is eligible to apply for coverage under the Company’s medical plan ninety (90) days after beginning her employment. If Employee is found eligible to participate in the medical plan and exercises her option to do so, sixty percent (60%) of the monthly premium required to provide medical insurance for the Employee shall be paid by the Company with the remaining forty percent (40%) of the monthly premium paid monthly by the Employee. Employee may opt to insure her eligible dependents under the Company medical plan and Company shall pay thirty five (35%) percent of the monthly premium relating to the dependents portion of the insurance. The remainder of any premium attributable to insuring Employee’s dependents shall be paid monthly by Employee. The medical plan and Company contributions thereto are subject to change and the parties agree the provisions of this section shall be modified when and if necessary to reflect any such changes.

(c) Reimbursement of Expenses.  It is acknowledged by the parties that Employee, in connection with the services to be performed by her pursuant to the terms of this Agreement, will be required to make payments for travel, entertainment of business associates and similar expenses.   The Company will reimburse Employee for all reasonable expenses authorized by the Company and incurred by Employee in the performance of her duties hereunder.  Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

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(d) Stock Options. Regardless of any other provision herein, any grant of stock options to Employee, whether made under any existing or future Stock Option Plan the Company has or may institute, shall be made at the sole discretion of Company. If a grant of stock options to Employee is made it may be based upon, but not limited to, Company meeting all performance goals set for the year of the grant, the performance evaluation of the sector under Employee’s management, and Employee’s individual performance evaluation for the year. In determining sector and individual performance for a given year Company shall consider, in addition to any other criteria it deems relevant, whether Employee has met all management goals established for her sector and Employee herself in the year of the grant. Any such options shall be granted under the Company's then existing stock option plan, shall be immediately exercisable, have a term of ten years, shall be exercisable for up to three years after termination of employment (unless termination is for Cause, as hereinafter defined, in which event they shall expire on the date of termination),  and shall be subject to such additional terms and conditions as are then applicable to options granted under such plan provided they do not conflict with the terms set forth herein.

(e) Other Benefits. Employee shall be entitled to participate in Employee benefit plans of the Company, if any, to the extent her position, tenure, salary, age, health and other qualifications make her eligible to participate, subject to the all rules and regulations applicable thereto. Employee will receive executive designation, if such a designation is made, with regard to benefits offered pursuant to health and insurance plans.

ARTICLE IV

4.1	Termination. The following are the bases for termination of Employee's employment with Company:

       (a).  Death of Employee;

       (b).  Employee's Disability (as defined below) with sixty (60) days' prior written notice of termination;

       (c).  Expiration of the Term of this Agreement or any extension thereof;

       (d).  Voluntary resignation of Employee without Good Reason (as defined below);

       (e).  Termination by Employee for Good Reason;

       (f).  Termination by the Company for Cause (defined below);

       (g).  Termination by Employee within six months following a Change in Control of the Company (as defined below); and

       (h).  Any other termination by Company other than for Cause or Disability.

Except as otherwise provided in this Article 4, upon the occurrence of any event described in (a) through (h) above, Employee's employment shall terminate and the Company shall have no further obligation to Employee hereunder except to pay to Employee (or her estate, as the case may be), within 10 days following the date of termination, her accrued but unpaid salary and bonus, if any, and any accrued vacation pay, less standard withholdings for tax and social security purposes, plus any un-reimbursed expenses.

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4.2	Certain Definitions.

(a). "Good Reason" means either (i) a material breach by Company of this Agreement without curing such breach within fifteen (15) days of written notice from Employee to Company or  (ii) Company's failure to pay any compensation due and   owing to  Employee within ten (10) days after written notice from Employee to Company that such payment is due.

        (b). "Cause" means:

(i) Material breach by Employee of this Agreement, after Employee has been given written notice of her default and has not cured such material breach within thirty (30) days of receiving such notice;

(ii) Employee's failure to follow reasonable, lawful orders or directions of the Board, after Employee has been given written notice of her default and has not followed such lawful orders or directions of the Board within thirty (30) days of receiving such notice;

(iii) Employee's willful misconduct, dishonesty or reckless disregard of her responsibilities to Company, after Employee has been given written notice of her default and has not cured such conduct within thirty (30) days of receiving such notice;

(iv) Employee's conviction or plea of nolo contendre or the equivalent in respect of either a felony or a misdemeanor involving moral turpitude but excluding, in any event, vehicular infractions; or

(v) Employee's material violation of any written major Company policy previously communicated to Employee, after Employee has been given written notice of her default and has not cured such violation within thirty (30) days of receiving such notice.

(c). "Disability" means a physical or mental illness, injury or condition that prevents Employee from performing her essential duties under this Agreement, even with reasonable accommodation, for at least ninety (90) consecutive calendar days or for at least one hundred and twenty (120) calendar days, whether or not consecutive, in any one hundred and eighty (180) calendar day period, or is likely to do so, as certified by a physician reasonably and mutually agreed upon by the Employee and Company.

        (d). "Change in Control of the Company" shall be deemed to have occurred if any one of the following occurs:

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(i) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of  beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of the Company having general voting power in electing the Board of Directors of the Company; or

(ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of the Directors; or

(iii) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company, or of a reorganization, merger or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the outstanding Common Stock  and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, immediately following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of   Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such  reorganization, merger or consolidation, as the case may be.

4.3	Severance Pay and Other Benefits Upon Termination In Certain Circumstances.

        (a). Termination By Company Without Cause or By Employee for Good Reason. In the event Employee's employment is terminated by the Company without Cause or by the Employee for Good Reason, the Employee shall be entitled to the following:

(i) Severance Pay.   The Company shall pay to Employee an amount equal to the sum of (A) the greater of 100% of the Base Salary then in effect for Employee or $115,000, which amount shall be payable by the Company in full within 10 days following termination.

(ii) Continuation of Benefits. Company shall provide, at its sole cost, Employee with the medical benefits set forth in Section 3.2(b) of this Agreement, subject to the terms and conditions of that Section, for one year following the date of termination.  Company shall continue to offer such benefits to Employee beyond such one year period to the extent required by COBRA or any similar statute which may then be in effect.

                        (iii) Vesting of Options.  All stock options granted to Employee at any time during the course of the Term shall be exercisable in full and shall remain subject to exercise for a period of not less than three years following the date of termination.

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(b). Death or Disability.  In the event of termination of employment as a result of death the provisions of (a) (i) and (a)(iii) of this Section 4.3 shall also be applicable. In the event of termination of employment as a result of Disability the provisions of Section 4.3 (a) in its entirety shall apply.

(c). Change in Control of the Company.  In the event that Employee elects to terminate her employment within six months following a Change in Control of the Company, she shall receive, within the later of ten days following the date on which the Change in Control occurs or the date on which she give notice of her election to terminate employment, a lump sum payment equal to the greater of three times her then current Base Salary or $235,000.  In addition, the provisions of (a) (ii), (a) (ii) and (a) (iii) of this Section 4.3 shall also be applicable

ARTICLE V

5.1	Confidential Information.

(a)
Non-Disclosure of Confidential Information. The Employee recognizes and acknowledges that the Company’s Confidential Information as defined below, as it may exist from time to time, is a valuable, special and unique asset of the Company’s business, access to and knowledge of which are essential to the performance of the Employees duties hereunder. The Employee will not during or after the term of her employment by the Company, in whole or in part, directly or indirectly, disclose, publish or make accessible such Confidential Information which Employee may now possess, may obtain during or after employment or may create prior to the end of her employment, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (excluding court orders or subpoenas), nor shall the Employee make use of any such property for her own purposes or for the benefit of any person, firm, corporation or other entity ( except the Company) under any circumstances during or after the term of her employment, provided that after the term of her employment these restrictions shall not apply to such Confidential Information which is then in the public domain (provided that the Employee was not responsible, directly or indirectly, for such  Confidential Information entering the public domain without the Company’s consent). The Employee agrees to hold in trust and confidence, as the Company’s property, all Confidential Information, in any way relating to the Company’s business and affairs, whether made by her or otherwise coming into her possession.

(b)
Definition of Confidential Information. For purposes of this Agreement, "Confidential Information" means any and all information disclosed or made available to the Employee or known to the Employee as a direct or indirect consequence of or through her relationship with the Company and not generally known in the industry in which the Company is or may become engaged including, but not limited to, information relating to trade secrets, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, diagrams, data, computer programs, business activities and operations, budgets, salaries, financial statements, prices, costs, and other business information of or relating to Company or any subsidiaries of Company that may from time to time exist.

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(c)
Return of Confidential Information upon Termination. Upon the termination of Employee's employment for any reason whatsoever, Employee shall deliver to Company all tangible materials embodying the Confidential Information, including any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information.  Employee shall not retain any copies of any of the above materials.

5.2	Intellectual Property

(a)
 Intellectual Property. Employee acknowledges that the Company possesses and will continue to possess information that has been created, discovered, developed, or other wise become known to the Company (including, without limitation, information created, discovered, developed, or made known by or to the Employee during the period of or arising out of the Employee’s relationship with the Company) and/or in which property rights have been assigned or other wise conveyed to the Company, which information has commercial value in the business in which the Company is or may become engaged. All of the aforementioned information is hereinafter called “Intellectual Property”. By way of illustration, but not limitation, Intellectual Property includes, whether or not patentable, trade secrets, processes, developments, ideas, structures, formulas, data, know-how, improvements, modification, inventions, product concepts, techniques, marketing plans, strategies, forecasts, customer lists, information regarding products, designs, methods, systems, software programs, copyrightable works, discoveries, trademarks, copyrights works of authorship, projects, plans and proposals, information about the Company’s Employees and/or consultants (including, without limitation, the compensation, job responsibilities and job performance of such Employees and/or consultants). For the purpose of this Agreement inventions shall include, but not be limited to, discoveries, concepts, and ideas, whether patentable or not, including but not limited to, devices, processes, methods, formulae, designs, techniques, and any improvements or modifications to the foregoing.

(b)
 Ownership of Intellectual Property. All Intellectual Property shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. The Employee hereby assigns to the Company or to any person, or entity designated by the Company, any and all rights and interest the Employee has or may acquire to Intellectual Property made or conceived by the Employee, solely or jointly, or in whole or in part, during or before the term hereof (but after May 15, 2000). Any Intellectual Property create and/or reduced to practice by the Employee within one year following the termination of her employment shall be presumed to have been created and/or reduced to practice under this Agreement unless proven otherwise. At all times both, before and after the term of this Agreement and after its termination, Employee agrees to keep in confidence and trust all Intellectual Property and anything directly or indirectly relating to it. The Employee will not during or after the term of her employment by the Company, in whole or in part, disclose, publish or make accessible such Intellectual Property which Employee may now possess, may obtain during or after employment or may create prior to the end of her employment, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Employee make use of any such Intellectual Property for her own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of her employment.

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ARTICLE VI

6.1
Disclosure of Intellectual Property. Employee will promptly disclose to the Company, or any persons designated by it, all Intellectual Property made or conceived or reduced to practice or learned or proposed by Employee, either alone or jointly with others, during the period of this Agreement which are in any way related to or useful in the actual, anticipated or potential businesses of the Company, or the result of tasks assigned to the Employee by the Company or resulting from use of premises or equipment owned, leased or contracted for by the Company.

6.2	Assignment of and Assistance with regard to Intellectual Property. Employee hereby assigns to the Company any rights the Employee may have or acquire in all Intellectual Property and agrees that all Intellectual Property shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Employee further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on said Intellectual Property in any and all countries, and to that end Employee will execute all documents necessary:

(a)
To apply for, obtain and vest in the name of the Company (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b)
To defend, at the Company’s expense, any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

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6.3	Designation of Attorney–in-Fact. In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any letters patent, copyright or other analogous protection relating to Intellectual Property because of the Employee’s physical or mental incapacity the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as is executed by Employee. For all other reasons of disagreement the parties agree to third party arbitration to be paid for equally by both parties. Employee’s obligation to assist the Company in obtaining and enforcing patents and copyrights for Intellectual Property in any and all countries shall continue beyond the termination of this Agreement, but the Company shall compensate the Employee at a reasonable and customary rate after such termination for time actually spent by the Employee at the Company’s request on such assistance.

6.4	Work for Hire. Employee acknowledges that all original works of authorship which are made by her (solely or jointly with others) within the scope of this Agreement and which are protectable by copyright are being created at the instance of the Company and are “works for hire”, as that term is defined in the United States Copyright Act (17 USC Section 101). If such laws are inapplicable or in the event that such works, or any part thereof, are determined by a court of competent jurisdiction not to be a work made for hire under the United States copyright laws, this Agreement shall operate as an irrevocable right, title and interest (including, without limitation all rights in and to the copyrights throughout the world, including the right to prepare derivative works and the right to all renewals and extensions) in the Works in perpetuity.

ARTICLE VII

7.1	Covenant Not to Compete. In recognition of the considerations described herein and the fact that the services rendered by the Employee are special and unique, Employee covenants and agrees:

(a) Non-Competition. Employee agrees that (i) during the Term of this Agreement and (ii) for a period of two (2) years after termination of Employee’s employment with the Company for any reason, Employee will not, without the prior written consent of Company, directly or indirectly, have an interest in, be employed by or be connected with, as an Employee, consultant, officer, director, partner, member, stockholder or joint venture, any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business that is in competition with Company's business nor interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Company and any customer, client, supplier,  or consultant of the Company.  Notwithstanding the foregoing, Employee's ownership of less than five percent (5%) of the issued and outstanding securities of any class of a corporation listed on national securities shall not be deemed a violation of this Agreement. For the purpose of this section a business shall be deemed to be in competition with Company if it directly or indirectly provides goods or services related to the manufacture, development, improvement or research of Proton Exchange Membranes, Proton Exchange Membrane fuel cells, Proton Exchange Membrane fuel cell power plants (including gas reformation and any of the individual components and/or processes thereof), hydrogen on demand devices and/or hydrogen generation device(s) of any sort, polymer membranes used in moisture transfer applications  and any other business areas or product lines in which Company, any of its subsidiaries or joint ventures is currently engaged  or developing or may hereafter enter.

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(b) Non-Solicitation. Employee agrees that (a) upon termination of Employee’s employment with the Company for any reason and (b) for a period of one (1) year thereafter, Employee will not solicit or hire any person employed by Company at any time during such one (1) year period.

(c) Amendment of Non-Compete. It is the desire and the intent of the parties that the provisions of Article VII shall be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of Article VII shall be adjudicated to be invalid or unenforceable, Article VII shall be deemed amended to delete the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of Article VII in the particular jurisdiction in which such adjudication is made.

(d) Effect on other Articles. Nothing in Article VII shall reduce or abrogate the Employees obligations during the term of this Agreement under Article V and VI hereof.

ARTICLE VIII

8.1
Injunctive Relief. Employee acknowledges that he has substantial knowledge and expertise in, and personal relationships affecting, the operations, business contacts, trade secrets, customer lists, marketing, business strategies and processes and other confidential and proprietary matters of critical significance to the conduct of the Company's business and its future prospects.  Employee, therefore, agrees and consents that, in addition to any other remedies that may be available to Company, Company shall be entitled to specific performance by temporary as well as permanent injunction to prevent a breach or contemplated breach by Employee of any of the covenants or agreements of Article V, Article VI and Article VII.

8.2
Non-Contravention. Employee represents and warrants that the execution, delivery and performance of this Agreement do not and will not contravene, conflict with or otherwise violate the terms of any written or oral agreement among Employee and one or more third parties.

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8.3
Benefit and Binding Effect. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns, including any corporation, person or other entity which may acquire all or substantially all of the business of Company or any other corporation with or into which Company is consolidated or merged, and Employee and her heirs, executors, administrators and legal representatives, provided, however, that the obligations of Employee hereunder may not be delegated or assigned.

8.4
Arbitration. Disputes between the parties arising under or with respect to this Agreement shall be submitted to arbitration in Hillsborough County, Florida by a single arbitrator, mutually acceptable to both parties, under the rules of the American Arbitration Association, and the arbitration award shall be binding upon the parties and enforceable in any court of competent jurisdiction.  The cost of arbitration itself shall be borne equally by the Parties. Each party shall be responsible for paying its own legal counsel and all other fees or charges associated with presenting its case.

8.5
Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if made in writing and deposited in the United States mail, registered or certified, prepaid with return receipt requested, to the Employee at her residence listed above and to the Company at its address set forth above, Attention: President, Dais-Analytic Corporation. Either party may change the address to which it desires notices be mailed by providing written notice of the address change the above prescribed manner.

8.6
Waiver.  The failure of either party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of either party with respect thereto shall continue in full force and effect.

8.7	Survival. Except as otherwise provided herein, the provisions of Articles V, VI, VII and IX shall survive termination of this Agreement.

8.8	Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to the conflicts of law principals thereof.

8.9
Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement.

8.10	Modifications and Amendments. This Agreement shall not be modified, altered or amended except by a written agreement signed by the parties hereto.

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8.11
Entire Agreement. This Agreement together with the documents referred to herein or contemplated hereby constitute and embody the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior understandings or agreements whether oral or in writing with respect to the subject matter hereof.

8.12
Headings; Interpretation.  The section headings used herein are for convenience and reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.  When used in this Agreement, the term "including" shall mean without limitation by reason of enumeration.  Words used herein in the singular shall include the plural.

8.13	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed a duplicate original.

ARTICLE IX

9.1
Indemnification. During the Term of this Agreement, and subsequent thereto with respect to any claim arising out of or in connection with her employment with the Company or any subsidiary of the Company, the Company shall indemnify and hold Employee harmless from all claims and liability, loss or damage ( including but not limited to judgments, fines and amounts paid in settlement), asserted against Employee or incurred by Employee, including reasonable attorneys fees and costs of investigation ( the “Indemnification”). The Indemnification provided for herein shall be in addition to and not in substitution of any and all rights to indemnification that Employee, may be entitled to under the laws of the State of New York or the Certificate of Incorporation and By-Laws of the Company. To the extent permitted under the laws of the State of New York, and the Company’s Certificate of Incorporation and By-Laws, all expenses, including reasonable attorney’s fees, incurred by Employee in defending any civil, criminal or administrative action or proceeding, shall upon request by the Employee, be paid in advance by Company in advance of the final disposition of such action, suit or proceeding.

9.2
D&O Liability Insurance. During the Term, unless the Employee otherwise consents, the Company will maintain director’s and officer’s insurance in an amount not less than $5,000,000, and Employee shall at all times be one of the named insured under such coverage

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

DAIS ANALYTIC CORORATION

By:	/s/ Robert Brown
Robert Brown
Vice- President

EMPLOYEE

By:	/s/ Patricia K. Tangredi
Patricia K. Tangredi

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